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                                                                 Exhibit 10.14A

                                Exhibit No. 10.14
                                 FIRST AMENDMENT

                                       TO

                      CUSTOM COMPUTER PROGRAMMING AGREEMENT

This Agreement is made and entered into as of April 1, 1998 by and between Level 8 Systems, Inc., a New York corporation, having its principal place of business at One Penn Plaza, Suite 3401, New York, NY 10119 ("Level 8"), and Liraz Systems Ltd., an Israeli corporation having its principal place of business at 5 Hatzoref Street, Holon 58856 Israel ("Liraz").

                                    RECITALS

Level 8 and Liraz are parties to that certain Custom Computer Programming Agreement dated July ___, 1995 (the "Original Agreement") pursuant to which Liraz undertook to perform certain computer programming services for Level 8 as part of the development by Level 8 of what eventually became known as FalconMQ (the "Program") under terms and conditions provided therein. All terms not otherwise defined herein shall have the meaning assigned to them in the Original Agreement.

Level 8 is currently undergoing final negotiations with respect to the acquisition, at a significant expense to Level 8, of an unrelated software company, with the intent of, among other things, combining that company's software product with and into the Program and making subsequent improvements thereto (the "New Product").

It is expected that after a certain transitional period following the acquisition of the other company, the Product will no longer be available as a stand alone product and will be replaced in full by the New Product. Consequently, the computation of Royalties for purposes of the Original Agreement will no longer be feasible.

The parties desire, in light of these and other circumstances, to amend and simply the Original Agreement, on the terms and conditions set forth more fully herein.

Furthermore, Level 8 desires to appoint Liraz, and Liraz agrees to be appointed, as an authorized reseller of the Program and the New Product, on the terms and conditions set forth more fully herein.

NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Modifications.

      (a) Repeal of Original Royalties Provision. Section 4 of the Original Agreement, related to Payments, is hereby deleted in its entirety.

      (b) New Royalties Provision. In lieu of the provisions set forth in
      Section 4 of the Original Agreement, the following shall be applicable.

            (1) In consideration for the Services, Level 8 hereby undertakes to pay Liraz the following royalties:

            (i) an amount equal to $1,500,000, reflecting Liraz's out-of-pocket expenses incurred in developing the Program and a return thereon, payable in three
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                  installments, the first of which, in the amount of $600,000, shall be made simultaneously with the execution of this Agreement and the second and third installments, each in the amount of $450,000, payable on the first and second anniversaries, respectively, of the execution of this Agreement, in each case together with interest thereon at rate of 8%, compounded annually, calculated from the date hereof to the date of payment of such installment; plus

            (ii) 3% of Program Revenues or New Product Revenues, as applicable, generated on or after January 1, 1998 (the "Royalties"); provided, however, that in the event that either (i) a third party acquires from Level 8 the ownership rights to the Program or the New Product, or (ii) a change of control of Level 8 takes place, Level 8 shall have the right to terminate its obligation to pay Royalties upon terms and conditions mutually agreed to by the parties.

            (2) Royalties shall be payable under March 31, 2001 at which point the obligation to pay them shall terminate.

            (3) For purposes of this Agreement, the term "New Product Revenues" shall mean the world wide revenues (net of returns, sales taxes, discounts etc.) generated by Level 8 from the sale of the New Product.

            (4) Royalties accrued during any calendar quarter shall be paid, subject to any withholding or other deduction imposed by applicable law, by Level 8 to Liraz within 30 days after the last day of such calendar quarter.

            (5) Each Royalty payment shall be accompanied by a statement, summarizing the basis of calculating the amount of such payment. Liraz shall have the right at any time, by its own personnel or its agents, to audit all sales records which Level 8 maintains for purposes of this Agreement. Such right to audit shall be subject to receipt of reasonable notice by Level 8 and shall be performed during normal business hours.

            (6) Level 8 shall have the exclusive right to determine or change the prices and/or charges set by it with respect to the Program or the New Product, at its sole discretion and without notice or approval by Liraz.

            (7) Level 8 shall make a good faith allocation to the Program Revenues or New Product Revenues in instances where the Program or New Product, as the case may be, is bundled with other products (e.g., site licenses).

      (c) Termination of Funding Obligations. Liraz's obligations under Section 3 of the Original Agreement (relating to Funding and Budget) are terminated effective March 31, 1998.

      (d) Technical Correction. The reference in Section 10(1) of the Original Agreement to Section 4(g) of the Original Agreement shall be deemed a reference to Section 1(b)(1)(ii) of this Agreement.

Section 2. Continuation and Claim Waivers.

Except to the extent they are inconsistent with the provisions of this Agreement, the provisions of the Original Agreement shall remain in force. Each party hereby acknowledges that it has no claim whatsoever, and it hereby waives any claim it may have, against the other with respect to any aspect of the Original Agreement as in effect prior to its amendment by this Agreement.
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Section 3. Appointment as Reseller.

Level 8 hereby appoints Liraz as an authorized reseller of the Program and, when available, the New Product, in Israel. Liraz hereby undertakes to provide technical support for end-users of the Program and, when available, the New Product, in Israel. All other terms and conditions of such reseller arrangement shall be as agreed to by the parties from time to time.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first written above.

Liraz Systems Ltd.                      Level 8 Systems, Inc.

/s/ M. Gutman                           /s/ Arie Kilman
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          Signature                                  Signature

M. Gutman                               Arie Kilman
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     Name                                       Name

     CEO                                        CEO
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     Title                                      Title

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     Date                                       Date